EXHIBIT 99.1

                       [LETTERHEAD OF THE DOE RUN COMPANY]

Contact:  Kristin Saunders
          314-469-3500
          http://www.doerun.com


FOR IMMEDIATE RELEASE
---------------------

                     DOE RUN ANNOUNCES MANAGEMENT SUCCESSION

ST. LOUIS (Dec. 20, 2005) - The Doe Run Resources Corporation (aka The Doe Run Company) today announced the planned succession of three of its top management positions. Pursuant to that plan, Jeffrey L. Zelms, vice chairman, president and chief executive officer, will retire as president of The Doe Run Company effective January 1, 2006, and will retire as vice chairman and CEO on April 1, 2006.

According to the company's succession plan, Bruce Neil, president of Doe Run Peru, will succeed Zelms as president of The Doe Run Company and will relocate to St. Louis. Upon Zelms' retirement in April, Neil will assume the position of CEO. Until that time, Neil will also continue to fulfill his role as president of Doe Run Peru.

The company also announced the promotion of Dr. Juan Carlos Huyhua to the post of general manager of its subsidiary, Doe Run Peru. Huyhua, a Peruvian native, holds a Bachelor of Science degree in chemical engineering from Universidad Nacional de San Augustin de Arequipa, a master's degree in metallurgy and a Ph.D. in metallurgy from the New Mexico Institute of Mining and Metallurgy. He has served Doe Run Peru for eight years, as vice president and manager of operations. The succession plan calls for Huyhua to take over the role of president, Doe Run Peru, on April 1, 2006.

Finally, Marvin Kaiser, the company's chief administrative officer is retiring effective Feb. 1, 2006.

Zelms, who led The Doe Run Company for two decades, spent his entire career in the mining and metallurgical industry. Zelms received his mining engineering degree from the University of Missouri at Rolla. He was also presented the professional degree of engineer of mines by the University of Missouri at Rolla in 1987 and an Alumni Merit Award for his outstanding professional and personal achievements in 1994. Prior to joining Doe Run, Zelms served as vice president of St. Joe Minerals Corporation. In addition to his work, Zelms serves on the board of directors for the National Mining Association, the National Mining Hall of Fame and Museum and Phoenix Textiles Corporation. He was recognized by Mining World News as Man of the Year in 1993.

Credited with leading the company to a 400 percent increase in sales and through record-low metal prices, financial reorganization and record safety achievements, Zelms also oversaw Doe Run's expansion to South America and the company's foray into lead recycling in 1991.

"We are a company of people committed to making tomorrow better than today, and we embrace our role as the preferred global provider of lead and associated metals and services," Zelms said. "I leave knowing the company has in place a leadership team that recognizes our strengths, our challenges and our capacity for continued growth."

Neil, who will succeed Zelms, is a Canadian national and has served in the metals industry in three countries, most recently in Peru. Neil joined The Doe Run Company in 1998, serving as operations manager of the company's smelter in Glover, Mo. Under his leadership, the Glover facility achieved the National Ambient Air Quality Standard for lead for 28 consecutive quarters (seven years). Neil was promoted to president, Doe Run Peru, in 2003 and is currently responsible for all Peruvian operations.

Prior to joining Doe Run, Neil held positions with ASARCO, where he was involved in custom lead refining, and with Noranda and Timminco smelters in Quebec, New Brunswick and Ontario, Canada.

Based in St. Louis, The Doe Run Company is a privately held natural resources company dedicated to environmentally responsible mineral production, metals fabrication, recycling and reclamation. The company and its subsidiaries deliver products and services needed to provide power, protection and convenience through premium products and associated metals including lead, zinc, copper, gold and silver. As the operator of one of the world's only multi-metal facilities and the Americas' largest integrated lead producer, Doe Run employs more than 4,000 people, with U.S. operations in Missouri, Washington and Arizona, and Peruvian operations in Cobriza and La Oroya. Committed to sustainable development, The Doe Run Company has helped bring electrical power, business training, educational opportunities and improved telecommunications to rural communities in Peru and the U.S. For more information, visit http://www.doerun.com.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, the Company's ability to satisfy its debt and environmental obligations, regulatory compliance with local state and federal governmental agencies, financing sources, potential and actual litigation, weather, permits, raw materials cost, competition and business conditions in the mining and recyclable industries. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding The Doe Run Resources Corporation business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the risk factors set forth in the Company's Annual Report on Form 10-K for the most recently ended fiscal year.